                                                                    EXHIBIT 99.1

CONTACT: 610-337-1000                             FOR RELEASE: November 29, 2004
         Robert W. Krick, Ext. 3141                            Immediate
         Brenda Blake, Ext. 3202

UGI COMPLETES REVIEW OF 2003 FINANCIAL STATEMENTS

VALLEY FORGE, PA., November 29 - UGI Corporation (NYSE:UGI) today stated that it has completed its previously announced review of whether it is appropriate to increase deferred taxes and reduce stockholders' equity in connection with its ownership of units in AmeriGas Partners, L.P. (NYSE:APU). As a result of this review, UGI has concluded that it should have recognized deferred taxes in connection with the conversion of UGI's subordinated units in AmeriGas Partners to common units in November 2002 and AmeriGas Partners' sale of common units to the public since then. This change will have no impact on UGI's cash flow or earnings for any period and will have no effect on any covenants under existing financing agreements of UGI or any of its subsidiaries.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "As we disclosed in 2002, we did not record deferred taxes relating to the gains because of our intention to hold our units in AmeriGas Partners indefinitely. While our intention to hold AmeriGas units indefinitely has not changed, we have reconsidered our previous judgments in the application of the relevant accounting provisions, and concluded that it is more appropriate to record these deferred taxes. AmeriGas is one of our core businesses."

Based on this conclusion, UGI will include restated financial statements for fiscal year 2003 in its annual report on Form 10-K for the fiscal year ended September 30, 2004, which it expects to file by December 14. The fiscal year 2003 balance sheet and statement of stockholders' equity will be restated to indicate a decrease in total common stockholders' equity of approximately $70 million and a corresponding increase in deferred taxes.

At the same time, UGI confirmed its guidance of November 17 that it expects to earn between $2.80 and $2.90 per share in fiscal year 2005 ending September 30, 2005.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane marketer.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. In particular, the audit of fiscal 2004 and the audit of adjustments to fiscal 2003 financial statements are not complete. You should read UGI's Annual Report on Form 10-K for a more extensive list of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Among them are adverse weather conditions, product cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions and currency exchange rates. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

C-xx                                 ###                                11/29/04